Exhibit 16.1

June 7, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Quantum-Si Incorporated’s Form 8-K dated June 7, 2024, and have the following comments:

1.	We agree with the statements made in paragraphs 2, 3, 4, 5 and 6 therein.

2.	We have no basis on which to agree or disagree with the statements made in paragraphs 1 and 7.

Yours truly,

/s/ Deloitte & Touche LLP
New York, New York